SETTLEMENT AGREEMENT

      This Settlement Agreement is entered into this 6th day of May, 2004, by and between Schreiber Foods, Inc. (hereinafter referred to as "Schreiber") and Galaxy Nutritional Foods, Inc. (hereinafter referred to as "Galaxy").

      Whereas, Schreiber and Galaxy are currently involved in a certain Lawsuit known as Schreiber Foods, Inc. v. Galaxy Nutritional Foods, Inc., Case No. 02-C-00498, pending in the United States District Court for the Eastern District of Wisconsin, Green Bay Division ("the Lawsuit");

      Whereas, Schreiber and Galaxy wish to avoid the further burden and expense of the Lawsuit, and wish to resolve and conclude the Lawsuit and other disputes that may exist between them;

      Whereas, in agreeing to the terms herein, Schreiber has taken into account circumstances unique to Galaxy and as a result, the Agreement reflects terms that Schreiber would not be willing to offer to other companies that have used the types of machines at issue in the Lawsuit and that Schreiber has accused of infringing its patents; and

      Now therefore, in consideration of the mutual promises contained in this Agreement, and for other good and valuable consideration, receipt of which is hereby acknowledged, Schreiber and Galaxy hereby agree as follows:

      1. Galaxy agrees that, for so long as Galaxy is granted a license by Schreiber under paragraph 2 of this Agreement, if Galaxy receives an offer from any third party to acquire Galaxy's business through a stock sale, merger, consolidation, reorganization, sale of all or substantially all of the assets, or any similar transaction (a "Transaction"), that Galaxy intends to accept (an "Acceptable Offer"), Galaxy shall provide to Schreiber notice of the Acceptable

Offer, together with an option for a period of 10 days following such notice in which Schreiber (or any affiliate designated by Schreiber) has the right to submit an offer to acquire Galaxy's business under terms that are equal to or better than the terms of the Acceptable Offer (the "Offer Right"). Schreiber acknowledges that any Transaction with Schreiber or its affiliates is subject to approval by Galaxy's Board of Directors and stockholders in accordance with applicable law. Galaxy agrees that, if not inconsistent with the powers, obligations, and duties, fiduciary and otherwise, of the Board of Directors, and if the Board reasonably determines that the terms of the Schreiber offer are in fact equal to or better than the Acceptable Offer, then Galaxy and its Board of Directors will take all permitted action to complete Galaxy's acceptance of the Schreiber offer, including as applicable approval of the Schreiber offer by the Board of Directors and recommendation to Galaxy's stockholders to accept the offer by Schreiber or its affiliate. Galaxy further agrees that, if the Transaction consideration set forth in the Acceptable Offer is all cash payable at closing of the Transaction, and if Schreiber or its designated affiliate exercises its Offer Right by making an offer that is equal to or better than the Acceptable Offer, the Board of Directors shall recommend to Galaxy's stockholders to accept the offer by Schreiber or its affiliate. The parties acknowledge that the Transaction will be subject to negotiation of definitive purchase or acquisition documents.

      2. Except as limited by this Agreement, Schreiber hereby grants an irrevocable, world-wide, fully paid-up, and non-exclusive license to Galaxy under the claims of Schreiber's U.S. Patent Nos. 5,112,632, 5,440,860, 5,701,724, and 6,058,680 (the "Patents") and any and all continuations-in-part, continuations, divisions, substitutes, reissues, reexaminations or extensions thereof, and all related foreign patents thereof (the "Licensed Patents"), to own and use all IWS equipment currently owned by Galaxy (the "Equipment"), and to make, use, sell,

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

and offer to sell the products produced on that Equipment. The license shall not extend to any equipment other than the Equipment, but Galaxy shall have the right to repair, to modify and to replace the Equipment from any source. Galaxy further agrees that during the period of time that the license is in effect, Galaxy will not use the Equipment to co-pack, for Beatrice Cheese, Inc., Borden, Inc., Borden Chemical, Inc., Borden Foods Corp., Dairy Farmers of America, Great Lakes Cheese Co., Inc., Great Lakes Cheese of La Crosse Wisconsin, Inc., Great Lakes Cheese of Wisconsin, Inc., The Kroger Co. and subsidiaries (including
Pace), Land O' Lakes, Inc. and subsidiaries, or Whitehall Specialties, Inc., products produced previously hereto by any of those named entities.

      3. Galaxy may assign or transfer the license granted in this Agreement to a third party ("Assignee"), only if the following conditions are met: (a) the assignment or transfer is in connection with a sale of Galaxy's business; (b) Galaxy complies with Paragraph 1 of this Agreement in respect of the Offer Right; and (c) the Assignee agrees that if, following such sale, the Assignee's net revenue generated from sales of private label product manufactured on the Equipment exceeds fifty percent (50%) of the Assignee's net revenue generated from sales of all product manufactured on the Equipment, the Assignee shall pay to Schreiber a royalty on all private label product manufactured on the Equipment and sold by the Assignee which exceeds in each twelve (12) month period following such assignment the amount of private label product (by pounds) that Galaxy sold in the twelve (12) months immediately preceding such assignment ("Qualifying Product"). The amount of the royalty and the payment thereof is subject in all respects to the mutual agreement of the Assignee and Schreiber, but, in any event, shall not exceed $0.20 per pound of Qualifying Product. The Assignee, in the event of such royalty payment requirements, shall provide Schreiber, upon Schreiber's reasonable periodic requests, with information necessary to test compliance with the requirements of this paragraph. If an agreement meeting the foregoing conditions of Paragraph 3(c) is not reached, then in lieu of that condition, the license if assigned or transferred to the Assignee shall be amended and further limited as follows:

          The license does not permit or extend to the use of the Equipment to produce an amount of private label product whereby the Assignee's net revenue generated from sales of private label product manufactured on the Equipment exceeds fifty percent (50%) of the net revenue generated from all sales of product manufactured on the Equipment.

      4. The term of this license shall run until the end of the life of the last-to-terminate of the Licensed Patents, unless earlier terminated in accordance with the terms of this Agreement. Schreiber also may terminate the license in the event of (a) any breach by Galaxy of the terms of this Agreement, if such breach continues for thirty (30) days after Galaxy's receipt of written notice from Schreiber (or such longer period of time that may be reasonably necessary to cure such breach provided Galaxy initiates such cure with such thirty (30) day period and diligently prosecutes such cure to completion); or
(b) any act of infringement by Galaxy of any Licensed Patent, if such infringement continues for thirty (30) days after Galaxy's receipt of written notice from Schreiber.

      5. Schreiber and Galaxy agree that except as expressly provided herein, Schreiber grants no license or other right to practice any Schreiber patent, including the Patents.

      6. Schreiber and Galaxy agree to terminate the Lawsuit pursuant to the terms of the Notice of Dismissal attached hereto as Exhibit A. Upon execution of this Agreement, the parties agree to take such action as necessary to jointly present the Notice to the Court and to

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

terminate the Lawsuit.

      7. Except for all rights and obligations arising under this Agreement, Schreiber and Galaxy, for themselves and also for their parent, subsidiary and related entities, hereby release and forever discharge each other and their subsidiaries, predecessors, successors, assigns, officers, directors, shareholders, employees, attorneys and agents, from and of any and all claims, demands, rights, liabilities, and causes of action that relate to the claims, counterclaims, or allegations of the Lawsuit, from the beginning of time to the effective date of this Agreement as first written above, that either Schreiber or Galaxy may have against the other, whether such claims, demands, rights, liabilities, and causes of action are known or unknown, foreseen or unforeseen, contingent or noncontingent, and whether arising in tort, contract, or breach of statutory duty. In addition, Schreiber hereby releases and covenants not to sue any person or entity who purchased IWS products from Galaxy, of and from any and all causes of action, liabilities, damages, claims and demands of any nature whatsoever, whether known or unknown, which existed as of the effective date of this Agreement and which arose out of or resulted from that person or entity's purchase of IWS products produced by Galaxy.

      8. Each party to this Agreement warrants and represents: that it has complete authority to accomplish the actions and undertake the obligations stated in this Agreement including the Exhibits; that the agents who sign the Agreement or any Exhibit are authorized to do so on behalf of the party; that it enters into this Agreement freely, without duress, and after consultation with counsel; and that it has read and understands the Agreement including all Exhibits. Further, Schreiber represents and warrants that it is the sole entity having an ownership interest in the Licensed Patents, and the sole entity having the right to sue for past damages relating to the Licensed Patents, and that it has full legal right and authority to grant the licenses and releases set out herein.

      9. Each party has had a reasonable opportunity to consult with counsel concerning the releases in this Agreement.

      10. This Agreement contains the entire understanding between the parties and supersedes any prior or contemporaneous understandings, agreements, proposals, and all other communications between the parties relating to this subject matter of this Agreement, whether oral or written.

      11. Nothing contained herein should be construed as a release of any party for causes of action which may arise after the effective date of this Agreement.

      12. This Agreement shall be governed by, construed and interpreted in accordance with the laws of the State of Wisconsin.

      13. This Agreement has been drafted with the assistance of counsel for each signatory and shall not be construed in favor of, or against, any signatory.

      14. This Agreement may be executed in counterparts, and each such duly executed counterpart shall be of the same validity, force and effect as the original.

      15. Notwithstanding any other provisions of this Agreement to the contrary, this Agreement can be amended or modified only by a writing signed by all of the parties. This provision cannot be orally waived.

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

      16. This Agreement shall be deemed to have been accepted and signed in Green Bay, Wisconsin.

                                        GALAXY NUTRITIONAL FOODS, INC.


                                        By: /s/ David Lipka
                                            ------------------------------------
                                            David Lipka, Chairman

                                        Dated: May 6, 2004.


                                        SCHREIBER FOODS, INC.


                                        By: /s/ Ronald J. Dunford
                                            ------------------------------------
                                        Print Name: President and COO
                                                    ----------------------------
                                                    For Schreiber Foods, Inc.

                                        Dated: May 6, 2004.

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

                       IN THE UNITED STATES DISTRICT COURT
                      FOR THE EASTERN DISTRICT OF WISCONSIN
                          GREEN BAY DIVISION SCHREIBER

FOODS, INC.,                     )
                                 )
            Plaintiff,           )
                                 )        Case No. 02 C 0498
                                 )
         v.                      )         Judge Griesbach
                                 )
GALAXY NUTRITIONAL FOODS, INC.,  )
                                 )
            Defendant.           )

                       NOTICE AND STIPULATION OF DISMISSAL

      Plaintiff, SCHREIBER FOODS, INC., and Defendant, GALAXY NUTRITIONAL FOODS, INC., pursuant to Fed. R. Civ. P. 41(a)(1), by the signatures of their respective counsel below, stipulate and agree to the dismissal of this case in its entirety, including all claims and counterclaims of each party, with prejudice, and with each party to bear its own costs and fees.

                                        SCHREIBER FOODS, INC.

                                        By: /s/ Patrick F. Solon
                                            ---------------------------
                                        Patrick F. Solon
                                        NIRO, SCAVONE, HALLER & NIRO
                                        181 West Madison, Suite 4600
                                        Chicago, Illinois 60602-4515
                                        (312) 236-0733

                                        GALAXY NUTRITIONAL FOODS, INC.


                                        By: /s/ Jonathan H. Margolies
                                            ---------------------------
                                        Jonathan H. Margolies
                                        Michael Best & Friedrich LLP
                                        100 East Wisconsin Avenue, Suite 3300
                                        Milwaukee, WI 53202
                                        (414) 271-6560

                                        Thomas H. Shunk
                                        Kyle B. Fleming
                                        Baker & Hostetler LLP
                                        3200 National City Center
                                        1900 East Ninth Street
                                        Cleveland, OH 44114-3485
                                        (216) 621-0200

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